NEWS RELEASE	Contacts:
For Immediate Release	Barbara Thompson	Michael Mayer
Aug. 28, 2013	First Citizens Bank	1st Financial Services Corp.
	919.716.2716	828.697.3100

FIRST CITIZENS BANK AND 1ST FINANCIAL SERVICES CORPORATION
ANNOUNCE MERGER AGREEMENT

RALEIGH and HENDERSONVILLE, N.C. - First-Citizens Bank & Trust Company (known as First Citizens Bank) and 1st Financial Services Corporation announced today the signing of a definitive merger agreement. 1st Financial Services Corp. provides commercial banking products and services through its subsidiary, Mountain 1st Bank & Trust Company.

This agreement provides for the merger of Hendersonville, N.C.-based 1st Financial Services Corp. and Mountain 1st Bank into First Citizens Bank, which is headquartered in Raleigh, N.C. The announcement was made jointly by Frank B. Holding Jr., chairman and chief executive officer of First Citizens Bank, and Michael G. Mayer, chief executive officer of 1st Financial Services Corp. and Mountain 1st Bank.

The agreement has been approved by the Boards of Directors of all three companies. The transaction is expected to close no later than the first quarter of 2014, subject to the receipt of regulatory approvals and the approval of 1st Financial Services Corp. shareholders.

Under the terms of the agreement, cash consideration of $10 million will be split between the U.S. Treasury, which will receive $8 million of the cash consideration in order for 1st Financial Services Corp. to exit from the federal TARP program, and common shareholders of 1st Financial Services Corp., who will receive $2 million.

1st Financial Services Corp. operates 12 branches in western North Carolina communities through Mountain 1st Bank, with $692 million in assets, $669 million in deposits and $363 million in loans as of June 30, 2013. The Mountain 1st branches are located in Asheville, Brevard, Columbus, Etowah, Fletcher, Forest City, Hendersonville (two branches), Hickory, Marion, Shelby and Waynesville. Customers should bank as they normally do at their existing branches. Pending completion of the merger, Mountain 1st Bank branch offices will open as First Citizens Bank branches.

Frank B. Holding Jr., chairman and CEO of First Citizens, said: “This agreement is a significant opportunity for us to expand our presence in our home state of North Carolina. We currently have a vibrant branch network and customer base throughout western North Carolina, and we look forward to the prospects of building on this foundation in an important market for us.

“We've provided financial services in North Carolina for 115 years,” Holding said. “Customers value our personal service, our dedication to soundness and the full range of products and services we offer. We expect to enhance our footprint in western N.C., establish new relationships and create an even stronger bank for those we serve.”

Michael G. Mayer, CEO of 1st Financial and Mountain1st, said: “We welcome the opportunity to merge into First Citizens. Our companies have a shared commitment to providing outstanding service and building strong relationships in the communities we serve. Customers will benefit from First Citizens' century-long dedication to safety and stability, a more robust line of products and a greater overall capacity to serve their financial needs. It is an attractive agreement for our company and our constituents.”

Sandler O'Neill + Partners L.P. acted as financial advisor and rendered a fairness opinion to the Board of Directors of 1st Financial Services Corp. in connection with this transaction.

Additional Information
In connection with the proposed merger, 1st Financial Services Corp. will file a proxy statement to be sent to each of its shareholders, and 1st Financial Services Corp. may file other relevant documents concerning the merger with the Securities and Exchange Commission (the “SEC”). SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about 1st Financial Services Corp., at the SEC's website (http://www.sec.gov). Shareholders will also be able to obtain these documents, free of charge, by accessing 1st Financial Services Corp.'s website
(http://www.mountain1st.com).

1st Financial Services Corp. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of 1st Financial Services Corp. in connection with the merger. Information about the directors and executive officers of 1st Financial Services Corp. is set forth in the proxy statement for 1st Financial Services Corp.'s 2013 annual meeting of shareholders, as filed with the SEC on April 30, 2013. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement regarding the merger when it becomes available. Shareholders may obtain free copies of these documents as described above.
About First Citizens Bank
Founded in 1898, First Citizens Bank is a major subsidiary of First Citizens BancShares Inc. (Nasdaq: FCNCA), which has $21 billion in assets. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through a network of branch offices, telephone banking, mobile banking, online banking at firstcitizens.com and ATMs.

Headquartered in Raleigh, N.C., First Citizens Bank today has 402 offices in 17 states (Arizona, California, Colorado, Florida, Georgia, Kansas, Maryland, Missouri, New Mexico, North Carolina, Oklahoma, Oregon, Tennessee, Texas, Virginia, Washington and West Virginia) and the District of Columbia. The bank is the recipient of multiple national awards for customer satisfaction and overall stability and security. First Citizens was named the best midsize regional bank in the country in the MONEY® Best Banks 2012 list.* For more information, call toll free 1-888-FC DIRECT (1-888-323-4732) or visit the web site.

About 1st Financial Services Corporation and Mountain 1st Bank
1st Financial Services Corporation is a public company, the common stock of which is traded on the OTC Bulletin Board under the symbol “FFIS.” Mountain 1st Bank was chartered on April 30, 2004, and opened for business May 14, 2004, in Hendersonville, N.C., where Mountain 1st Bank and 1st Financial Services Corp. are headquartered. Mountain 1st has 12 branches in nine western North Carolina counties. For more information, visit www.mountain1st.com.

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*From MONEY Magazine, October 2012 © 2012 Time Inc. MONEY is a registered trademark of Time Inc. and is used under license. MONEY and Time Inc. are not affiliated with, and do not endorse products or services of, Licensee.